Exhibit 5.1

                                [S&S Letterhead]




                                December 11, 1996




Corning Clinical Laboratories Inc.
(to be renamed Quest Diagnostics Incorporated)
One Malcolm Avenue
Teterboro, N.J.  07608


Ladies and Gentlemen:

         We have acted as counsel to Corning Clinical Laboratories Inc., a Delaware corporation (to be renamed Quest Diagnostics Incorporated) (the "Company"), Corning Clinical Laboratories of Pennsylvania Inc., Corning MRL Inc., DPD Holdings Inc., Metwest Inc., and CLMP Inc., each a Delaware corporation (collectively, the "Delaware Guarantors"). We have also acted as special New York counsel to Corning Clinical Laboratories Inc. (MI), a Michigan corporation, Corning Nichols Institute Inc., a California corporation, Damon Clinical Laboratories Inc., a Massachusetts corporation, Corning Clinical Laboratories Inc. (CT), a Connecticut corporation, Corning Clinical Laboratories Inc. (MA), a Massachusetts corporation, Deyor CPF/Metpath, Inc., an Ohio corporation, Southgate Medical Services, Inc., an Ohio corporation, Corning Clinical Laboratories Inc. (MD), a Maryland corporation, Nichols Institute Diagnostics, a California corporation, Nomad-Massachusetts, Inc., a Massachusetts corporation, Quest Diagnostics Incorporated (MI), a Michigan corporation, Quest Diagnostics Incorporated (MD), a Maryland corporation, Diagnostic Reference Services, Inc., a Maryland corporation and Pathology Building Partnership, a Maryland partnership (collectively, the "Non-Delaware Guarantors" and, together with the Delaware Guarantors, the "Guarantors"), in connection with the filing by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1 (No. 333-15867) (the "Registration Statement") and the prospectus contained in the Registration Statement (the "Prospectus"), covering the registration under the Securities Act of 1933, as amended (the "Act"), of $150,000,000 aggregate principal amount of the Company's Senior Subordinated Notes Due 2006 (the "Notes"). The Notes are to be guaranteed on a senior subordinated basis (the

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"Guarantees") by the Guarantors. The Notes are to be issued pursuant to the terms of an indenture (the "Indenture") between the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The form of the Indenture and the form of the Underwriting Agreement (the "Underwriting Agreement") among the Company, Corning Incorporated and the underwriters are each filed as an exhibit to the Registration Statement.

         In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and partnership and public records as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to the originals of all documents presented to us as copies, and the authenticity of the originals of such documents. In rendering our opinion, we have relied as to factual matters, to the extent we deem proper, upon certificates of public officials and certificates and representations of officers of the Company and the Guarantors.

         In rendering these opinions, we have assumed (i) that each of the Guarantors is duly organized and validly existing in its jurisdiction of incorporation and has all requisite corporate or partnership power, as the case may be, and authority to execute, deliver and perform its obligations under the Indenture and the Guarantees; (ii) that the execution, delivery and performance of the Indenture and the Guarantees have been duly authorized by all necessary corporate or partnership action, as the case may be, on the part of each of the Guarantors; and (iii) that each of the Guarantors will duly execute and deliver the Indenture and the Guarantees.

         Our opinions expressed below are limited to the laws of the State of New York, the General Corporation Law of Delaware and the federal law of the United States, and we do not express any opinion herein concerning any other law.

         Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that, as of the date hereof:

         1. When the execution, delivery and performance of the Indenture and the Notes have been duly authorized by all necessary corporate action on the part of the Company, when the Indenture has been duly executed and delivered by the parties thereto and when the Notes have been duly executed and issued by the Company in accordance with the provisions of the Indenture, duly authenticated by the Trustee in accordance with the Indenture and issued and sold by the Company and paid for by the underwriters pursuant to the Underwriting Agreement, the Notes will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization or other similar laws affecting enforcement of

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creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         2. When the Indenture has been duly executed and delivered by the parties thereto and when the Notes and the Guarantees endorsed thereon have been duly executed and issued by the Company and the Guarantors in accordance with the provisions of the Indenture, duly authenticated by the Trustee in accordance with the Indenture and issued and sold by the Company and the Guarantors and paid for by the underwriters pursuant to the Underwriting Agreement, the Guarantees issued by each Guarantor will be valid and binding obligations of such Guarantor enforceable against such Guarantor in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization or other similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         This opinion is being furnished to you solely for your benefit, and is not to be used, circulated, quoted or otherwise referred to, in whole or in part, for any other purpose without our prior written consent. It may not be relied upon by any other person or entity.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Validity of the Notes and Guarantees" contained in the Prospectus which is included in the Registration Statement. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.


                                                        Very truly yours,

                                                        /s/ Shearman & Sterling

STG/JMC/TJC/AGB/DEG